FOR IMMEDIATE RELEASE

NOVELOS THERAPEUTICS CLOSES $5.7 MILLION PRIVATE PLACEMENT

NEWTON, Mass., April 11, 2008 – Novelos Therapeutics, Inc. (OTCBB: NVLT), a biopharmaceutical company focused on the development of therapeutics to treat cancer and hepatitis, today announced that it closed its previously announced private placement with existing institutional investors resulting in approximately $5.7 million in gross proceeds through the sale of shares of a new series of its convertible preferred stock and warrants to purchase its common stock. Novelos sold 113.5 shares of Series D convertible preferred stock, having a stated value equal to $50,000 per share, a cumulative annual dividend of 9% of stated value and a conversion price of $0.65 per share of common stock. The investors also received warrants, callable in certain circumstances, expiring in five years to purchase an aggregate of 4,365,381 shares of common stock at an exercise price of $0.65 per share.

The institutional investors are Xmark Opportunity Funds, OrbiMed Advisors, Knoll Capital and Hunt BioVentures. Rodman & Renshaw, LLC, a subsidiary of Rodman and Renshaw Capital Group, Inc. (NASDAQ: RODM) served as an exclusive placement agent, and received a cash fee at the closing of the transaction. The preferred stock and warrants were issued in a private placement transaction under Regulation D of the Securities of Act of 1933 and have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (the “SEC”) or an applicable exemption from the registration requirements.  Novelos has agreed to file a registration statement with the SEC covering resales of the common stock issuable upon conversion of the newly issued shares of preferred stock and upon exercise of the warrants.

“We are very pleased to have these excellent institutional investors continue to support Novelos, providing funds for our current development programs into late-2008,” said Harry Palmin, President and CEO of Novelos. “Additional monies may come later this year from our ex-US partnering initiative or warrant exercises. Fundamentally, we expect data from the Phase 2 breast cancer trial this quarter and detailed results of the Phase 2 ovarian cancer trial will be presented at ASCO (May 30 – June 2). We also expect conclusion of our pivotal Phase 3 lung cancer trial in mid-2009.”

About Novelos Therapeutics, Inc.
Novelos Therapeutics, Inc. is a biopharmaceutical company commercializing oxidized glutathione-based compounds for the treatment of cancer and hepatitis. NOV-002, the lead compound currently in Phase 3 development for lung cancer under a SPA and Fast Track, acts together with chemotherapy as a chemoprotectant and an immunomodulator. NOV-002 is also in Phase 2 development for chemotherapy-resistant ovarian cancer and early-stage breast cancer. NOV-205 acts as a hepatoprotective agent with immunomodulating and anti-inflammatory properties. NOV-205 is in Phase 1b development for chronic hepatitis C non-responders. Both compounds have completed clinical trials in humans and have been approved for use in the Russian Federation where they were originally developed. For additional information about Novelos please visit www.novelos.com

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COMPANY	INVESTOR RELATIONS
Harry S. Palmin, President and CEO	Stephen Lichaw
Ph: 617-244-1616 x11	Ph: 201-240-3200
Email: hpalmin@novelos.com	Email: slichaw@novelos.com
Novelos Therapeutics, Inc.
One Gateway Center, Suite 504
Newton, MA 02458

This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators’ ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement.